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                                                                    EXHIBIT 11.1

                      STERIS CORPORATION AND SUBSIDIARIES

                        NET INCOME PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEARS ENDED MARCH 31
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
PRIMARY INCOME PER SHARE:
  Net income before cumulative effect of accounting change
     to Common Shareholders.................................    $12,794     $ 8,736     $ 5,146
                                                                =======     =======     =======

  Weighted average Common Shares outstanding................     17,804      17,442      17,184
  Common Share equivalents of stock options.................      1,700       1,566       1,510
                                                                -------     -------     -------
  Weighted average Common Shares and Common Share
     equivalents outstanding during the period..............     19,504      19,008      18,694
                                                                =======     =======     =======
  Net income per share before cumulative effect of
     accounting change......................................    $  0.66     $  0.46     $  0.28
  Cumulative effect of accounting change....................       0.00        0.00        0.06
                                                                -------     -------     -------
  Net income per share......................................    $  0.66     $  0.46     $  0.34
                                                                =======     =======     =======
FULLY DILUTED INCOME PER SHARE:
  Net income per share before cumulative effect of
     accounting change to Common Shareholders...............    $12,794     $ 8,736     $ 5,146
                                                                =======     =======     =======

  Weighted average Common Shares outstanding................     17,804      17,442      17,184
  Common Share equivalents of stock options.................      1,764       1,794       1,546
                                                                -------     -------     -------
  Weighted average Common Shares and Common Share
     equivalents outstanding during the period..............     19,568      19,236      18,730
                                                                =======     =======     =======
  Fully diluted net income per share before cumulative
     effect of accounting change............................    $  0.65     $  0.46     $  0.28
  Cumulative effect of accounting change....................       0.00        0.00        0.06
                                                                -------     -------     -------
  Fully diluted net income per share........................    $  0.65     $  0.46     $  0.34
                                                                =======     =======     =======

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